FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Supplementing the Prospectus dated February 14, 2011
Registration Statement No. 333-172009
Dated February 2, 2011

Midway Gold Corp.
Prospectus Offering of Shares
(All amounts in US$)

Issuer:	Midway Gold Corp. (the "Company").
Issue:
Public offering (the “Offering”) of 7,500,000 common shares (“Shares”) of the Company pursuant to a Prospectus Supplement to the Company’s short form base shelf prospectus dated April 21st, 2011 in Canada and to the prospectus in the Company’s registration statement on Form S-3 in the United States on a bought deal basis.

Price:	US$1.60 per Share
Drawdown Price:	US$1.56
Gross Proceeds:	US$12,000,000
Use of Proceeds:
The net proceeds of the Offering will be used for acquisitions, development and exploration activities on the Company’s Nevada and Washington properties, working capital requirements, repayment of indebtedness outstanding from time to time or for other general corporate purposes.

Listing:
The common shares of the Company are listed for trading on the TSX Venture Exchange and the NYSE Amex, in each case under the symbol “MDW”. The Company is a reporting issuer in Canada in the provinces of British Columbia, Alberta and Ontario and is a registrant in the United States.

Closing Date:	On or about June 6, 2011, or such other date as is agreed to between the Company and the Underwriter (the “Closing Date”).
Eligibility:
The United States, British Columbia, Alberta, and Ontario and in such other jurisdictions where the Shares can be issued exempt from any prospectus, registration or other similar requirements and subject to applicable law.

Investor Eligibility:	Eligible for RRSP, RESP, RRIF, TFSA and DPSP accounts.
Underwriter:	Haywood Securities Inc. (100%)

Disclaimer:   A short form base shelf final prospectus relating to these securities has been filed with the appropriate Securities Commission/s, and is available on SEDAR.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free from the SEC Web site at www.sec.gov.  Alternatively, the Underwriter will arrange to send you the prospectus if you request it from Haywood Securities Inc., Suite 700-200 Burrard Street, Vancouver, BC, Canada V6C 3L6, Attention: Michelle Jankovich, Telephone: 604-697-7126, E-mail: mjankovich@haywood.com.